Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Farmers National Banc Corp. on Form S-4 of our report dated March 17, 2021, relating to the consolidated financial statements of Cortland Bancorp, included in the Annual Report on Form 10-K of Cortland Bancorp for the year ended December 31, 2020, and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

August 13, 2021

S.R. Snodgrass, P.C. ● 2009 Mackenzie Way, Suite 340 ● Cranberry Township, Pennsylvania 16066 ● Phone: 724-934-0344 ● Fax: 724-934-0345